                                                                      EXHIBIT 12



                 VARCO INTERNATIONAL, INC.
                 STATEMENT RE COMPUTATIONS OF RATIOS
                 ($000'S)



                                                  1997      1996      1995
                                              -------------------------------
Ratio of Earnings to Fixed Charges
----------------------------------
   Earnings:
     Pretax Income                               $76,696   $38,088   $21,908
     Plus:
       Interest Expense                            3,510     3,948     4,326
       Amortization of Debt
           Issuance Costs                            154       177       190
                                              -------------------------------

       Total                                     $80,360   $42,213   $26,424
                                              ===============================


   Fixed Charges:
       Interest Expense                           $3,510    $3,948    $4,326
       Amortization of Debt
           Issuance Costs                            154       177       190
                                              -------------------------------

       Total                                      $3,664    $4,125    $4,516
                                              ===============================


   Ratio of Earnings to Fixed Charges              21.93     10.23      5.85